QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.2

[Anderson Associates, LLP Letterhead]

Consent of Independent Accountants

        We consent to the use of our report dated March 20, 2003, with respect to the consolidated statements of financial condition of American Bank as of December 31, 2001 and 2002, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the two-year period ended December 31, 2002. We also consent to the reference to us under the heading "Experts" in such registration statement.

/s/ Anderson Associates, LLP

Anderson Associates, LLP

December 16, 2003

QuickLinks

Consent of Independent Accountants